MATERIAL CHANGE REPORT

Pursuant to

Section 85(1) of the Securities Act (British Columbia)
Section 146(1) of the Securities Act (Alberta)
Section 84(1) of the Securities Act (Saskatchewan)
Section 75(2) of the Securities Act (Ontario)
Section 73 of the Securities Act (Quebec)
Section 81(2) of the Securities Act (Nova Scotia)
Section 76(2) of the Securities Act (Newfoundland)

1.	Reporting Issuer

Nexfor Inc. Suite 500 1 Toronto Street Toronto, Ontario M5C 2W4

2.	Date of Material Change

June 30, 2004

3.	Press Release

The press release reporting the material change was issued by Nexfor Inc. on June 30, 2004 in Canada through the Canadian Timely Disclosure Network of Canada NewsWire.

4.	Summary of Material Change

Nexfor Inc. completed the distribution of Fraser Papers Inc. to its shareholders, having received final court and other approvals.

5.	Full Description of Material Change

Refer to the press release of Nexfor Inc. dated June 30, 2004 which is attached to this report and being filed herewith.

6.	Reliance on Section 75(3) of the Act

Not Applicable

7.	Omitted Information

Not applicable.

8.	Senior Officers

John Tremayne Executive Vice-President and Chief Financial Officer 416-643-8850

9.	Statement of Senior Officer

The foregoing accurately discloses the material change referred to herein.

     SIGNED this 1st day of July, 2004 at Toronto, Ontario.

NEXFOR INC. Per: “John Tremayne” ____________________________ John Tremayne Executive Vice-President and Chief Financial Officer

NEWS RELEASE

     9:30 a.m. EDT

NEXFOR COMPLETES DISTRIBUTION OF FRASER PAPERS INC.

TORONTO, ON (JUNE 30, 2004): Nexfor Inc. today completed the distribution of Fraser Papers Inc. to its shareholders, having received final court and other approvals.

Concurrent with this distribution, Nexfor was renamed Norbord Inc.

As of today, one common share of Nexfor will be equal to one common share of Norbord Inc., and 1/5 of a common share of Fraser Papers Inc.

Shares in Nexfor will cease trading after markets close on July 2, 2004. Common shares of Norbord Inc. and Fraser Papers Inc. have commenced trading on an if, as and when issued basis News Release under the symbols “NBD” and “FPS” on the Toronto Stock Exchange and will begin trading on a regular settlement basis on July 5, 2004.

Nexfor common share certificates will represent common shares in Norbord and no new certificates will be issued. Nexfor common shareholders should retain their certificates in connection with the arrangement.

Certificates representing Fraser Papers common shares, together with cash payment for any fractional share of Fraser Papers, will be mailed to eligible registered common shareholders on or around July 14, 2004.

For more information:
Charles Gordon
Vice President, Corporate Affairs
(416) 643-8836
gordonc@nexfor.com